Exhibit 99.2

IMMUNICON CORPORATION ANNOUNCES PRESENTATION OF DATA ON CIRCULATING TUMOR
  CELLS IN 'NON-MEASURABLE' METASTATIC BREAST CANCER AT THE 2005 AMERICAN
          ASSOCIATION OF CLINICAL ONCOLOGY (ASCO) ANNUAL MEETING

    HUNTINGDON VALLEY, Pa., May 16 /PRNewswire-FirstCall/ -- Immunicon Corporation (Nasdaq: IMMC), a development-stage company developing and commercializing proprietary cell- and molecular-based human diagnostic and life science research products with an initial focus on cancer, announced the presentation of further data from its clinical trial in metastatic breast cancer and the significance of circulating tumor cells (CTCs) in "non-measurable" disease. The abstract entitled: "Monitoring circulating tumor cells (CTC) in non-measurable metastatic breast cancer (MBC)," Abstract 503, was presented on Saturday, May 14, 2005, from 11:30 - 11:45 a.m. ET, by G. Thomas Budd, M.D., of The Cleveland Clinic Foundation as an integrated education session at the 2005 Annual Meeting of the American Association of Clinical Oncology (ASCO), May 13 - 17 in Orlando, FL. The presentation will be posted on Immunicon's Web site at http://www.immunicon.com.

    At the 2004 ASCO Annual Meeting and in the August 19, 2004 edition of The New England Journal of Medicine data from a multi-institutional prospective diagnostic clinical trial sponsored by Immunicon and employing the Company's rare cell analysis technology were reported showing that the presence of 5 or more circulating tumor cells (CTCs) in a 7.5mL sample of blood from women with metastatic breast cancer (MBC) is associated with disease progression and poor survival. The majority of the patients in the study had measurable disease, where tumor burden in the patient may be assessed through imaging studies. However, approximately 30% of MBC patients have non-measurable disease, which is defined as metastatic cancer predominantly in the bone. Such cancer is not reliably assessable by means of imaging studies.

    The data presented today showed that assessment of CTCs in 46 women with non-measurable MBC yielded similar results to the findings in women with measurable MBC. Specifically, the presence of 5 or more CTCs in a 7.5 mL sample of blood from such patients at three to four weeks after initiation of therapy is associated with decreased Progression Free Survival (PFS) and decreased Overall Survival (OS). Thus the presence of CTCs in MBC patients may be useful as a surrogate endpoint for PFS and OS and may be an earlier, more reliable predictor of outcome than traditional radiology techniques.

    Commenting on the conclusions of the study, Dr. Budd said: "Presence of CTCs at the first follow-up after initiation of therapy provides early evidence of therapeutic futility and may be used as a surrogate marker for Progression Free and Overall Survival in patients with non-measurable, as well as measurable, metastatic breast cancer."

    Veridex, LLC, a Johnson & Johnson company, has exclusive worldwide rights to commercialize products incorporating Immunicon cell analysis technology in the cancer field. Veridex markets these products as the CellSearch(TM) System.

    Dr. Thomas Budd is an employed member of the Professional Staff of The Cleveland Clinic Foundation, which has an institutional financial interest in Immunicon. Dr. Budd does not have a personal financial interest in this company.

    Immunicon Corporation

    Immunicon Corporation is developing and commercializing proprietary cell- and molecular-based human diagnostic and life science research products with an initial focus on cancer disease management. The Company has developed platform technologies for selection and analysis of rare cells in blood, such as circulating tumor cells and circulating endothelial cells that are important in many diseases and biological processes. Immunicon's products and underlying technology platforms also have application in the clinical development of cancer drugs and in cancer research and may have applications in other fields of medicine, such as cardiovascular and infectious diseases. http://www.immunicon.com

    The information contained in this press release includes "forward- looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are often preceded by words such as "hope," "may," "believe," "anticipate," "plan," "expect," "intend," "assume," "will" and similar expressions. The Company cautions investors not to place undue reliance on the forward-looking statements contained in this press release. Forward-looking statements speak only as of the date of this press release, reflect management's current expectations and involve certain factors, such as risks and uncertainties that may cause actual results to be far different from those suggested by the Company's forward-looking statements. These factors include, but are not limited to, risks associated with: the Company's dependence on Veridex; the Company's capital and financing needs; research and development and clinical trial expenditures; commercialization of the Company's product candidates; the Company's ability to use licensed products and to obtain new licenses from third parties; the Company's ability to manage its growth; obtaining necessary regulatory approvals; reliance on third party manufacturers and suppliers; reimbursement by third party payors to the Company's customers for the Company's products; compliance with applicable manufacturing standards; the ability to earn license and milestone payments under the Company's agreement with Veridex; retaining key management or scientific personnel; delays in the development of new products or to planned improvements to the Company's products; effectiveness of the Company's products compared to competitors' products; protection of the Company's intellectual property and other proprietary rights; conflicts with the intellectual property of third parties; product liability lawsuits that may be brought against the Company; labor, contract or technical difficulties; and competitive pressures in the Company's industry. These factors are discussed in more detail in the Company's filings with the Securities and Exchange Commission.

    "Immunicon" and the Immunicon Corporation logo are registered trademarks of Immunicon Corporation. ALL RIGHTS RESERVED.

     Contact Information:
     James G. Murphy

     SVP of Finance & Administration, CFO
     215-830-0777 ext. 121
     jmurphy@immunicon.com

     Investors/Media:
     The Ruth Group

     Greg Tiberend (media) 646-536-7005
     gtiberend@theruthgroup.com
     John Quirk (investors) 646-536-7029
     jquirk@theruthgroup.com

SOURCE  Immunicon Corporation
    -0-                             05/16/2005

    /CONTACT: James G. Murphy, SVP of Finance & Administration, CFO of Immunicon, +1-215-830-0777 ext. 121, jmurphy@immunicon.com; or Investors:
John Quirk, +1-646-536-7029, jquirk@theruthgroup.com, or Media: Greg Tiberend, +1-646-536-7005, gtiberend@theruthgroup.com, both of The Ruth Group for Immunicon/
    /Web site:  http://www.immunicon.com